Exhibit 23.2



                                          CONSENT OF INDEPENDENT AUDITORS
                                      _______________________________________




To the Board of Directors and Stockholders
TransMontaigne Oil Company:


We consent to incorporation by reference in the registration statement on Form S-8 relating to the TransMontaigne Oil Company Equity Incentive Plan of our report dated June 19, 1997, relating to the consolidated balance sheets of TransMontaigne Oil Company and subsidiaries as of April 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended April 30, 1997, which report appears in the April 30, 1997 annual report on Form 10-K of TransMontaigne Oil Company.



                                            KPMG Peat Marwick LLP


Denver, Colorado
August 28, 1997